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Exhibit 99.1

Contact:	Gerard A. Wills	Robert Blodgett
	Vice President & CFO	Director of Investor Relations
	Nanogen, Inc.	Nanogen, Inc.
	(858) 410-4605	(858) 410-4651

NANOGEN ANNOUNCES SENIOR MANAGEMENT CHANGES
—Bruce Huebner Named New President and Chief Operating Officer—

        SAN DIEGO (November 21, 2002)—Nanogen, Inc. (NASDAQ: NGEN), a leading provider of molecular diagnostic products, today announced that diagnostic veteran Bruce A. Huebner has been named as president and chief operating officer. Mr. Huebner has been a consultant to Nanogen since August 2002, prior to which he served approximately ten years at Gen-Probe, the past six years as its executive vice president and chief operating officer. While under Mr. Huebner's direction, Gen-Probe's annual revenues grew to over $130 million. Mr. Huebner brings to Nanogen over 28 years of diagnostic experience having served in various leadership roles at organizations such as Hybritech and Roche Diagnostics in addition to his most recent tenure at Gen-Probe.

        "Bruce's broad knowledge of the diagnostic industry, specifically in product development and marketing and selling products to clinical laboratories—our primary growth market—perfectly complements the skills of our existing management team," said Howard C. Birndorf, executive chairman. "His experience and leadership skills will be a positive influence on Nanogen in executing its strategy and establishing its leadership position in the molecular diagnostics market."

        Nanogen also announced that it has regretfully accepted the resignation of its current president, Kieran T. Gallahue. Mr. Gallahue announced that he is leaving the company to pursue opportunities associated with an unrelated medical technologies firm. Mr. Gallahue supported the selection of his successor and at the company's request, has agreed to remain with Nanogen through the end of the year.

        "Kieran has played a critical role in Nanogen's transition from a technology-focused company to a product and commercially oriented organization," said Birndorf. "He joined Nanogen prior to the company's initial public offering and before the design and introduction of its first product—the NanoChip® Molecular Biology Workstation. His experience, leadership and enthusiasm have been invaluable during this critical growth period as we have integrated market, product and commercial expertise within the organization."

        In addition, Nanogen announced that Randy White, PhD. will leave both his positions as CEO and a member of the Board of Directors at Nanogen at the end of this year due to personal health reasons. Dr. White has served as chief executive officer of Nanogen since June 2001 and has been a director of the company since April 2001. Mr. Birndorf will now serve as Nanogen's chief executive officer.

        According to Birndorf, "Randy has been instrumental in Nanogen's progress in focusing on the company's primary growth market—clinical reference laboratories. He built a team with significant diagnostic experience and has given the company valuable insights into key customers."

        Birndorf continued, "I would like to thank both Randy and Kieran for the positive influence they have had on the company's pursuit to become a leader in the diagnostics market. Their efforts will long be remembered and appreciated."

        Nanogen's goal is to become the leading provider of molecular diagnostic products. The company is seeking to establish the NanoChip® System as the standard platform for the detection of genetic mutations and to develop applications for future clinical use. To date, it has developed two ASRs for the detection of Factor V Leiden and the CFTR gene for cystic fibrosis, and has internally validated five research protocols, four associated with cardiovascular disease and one associated with hereditary hemochromatosis, the most common form of iron overload disease. Nanogen markets its NanoChip® Molecular Biology Workstation to scientists and genomics laboratories. The NanoChip® System is intended for laboratory use only. For additional information please visit Nanogen's web site at www.nanogen.com.

Forward-Looking Statement

        This press release contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including whether the Company's NanoChip® System can be successfully further commercialized, whether other products under development can be successfully developed and commercialized, whether results reported by our customers or partners can be identically replicated, whether ASRs currently sold by the Company will become FDA-approved molecular diagnostic test kits, whether Nanogen will be successful in developing additional ASRs and protocols utilizing the NanoChip® System, and other risks and uncertainties discussed under the caption "Factors That May Affect Results" and elsewhere in the Company's Form 10-K for the year ended December 31, 2001 filed with the Securities and Exchange Commission. These forward-looking statements speak only as of the date hereof.

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  Exhibit 99.1
Press Release